UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Soliciting Material Pursuant to §240.14a-12

Altiris, Inc.

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Filed by Altiris, Inc.

Pursuant to Rule 14a-12 of

the Securities Exchange Act of 1934

Subject Company: Altiris, Inc.

Commission File No.: 000-49793

On January 29, 2007, Altiris, Inc. and Symantec Corporation held a joint conference call to announce the signing of a definitive agreement whereby Symantec Corporation has agreed to acquire Altiris, Inc. A copy of the script used in connection with the conference call is set forth below.

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Symantec to Acquire Altiris

January 29, 2007

Helyn Corcos, VP Investor Relations, Symantec

Good morning and thank you for joining our call to discuss Symantec’s proposed acquisition of Altiris.

With me today are John Thompson, Chairman of the Board and CEO of Symantec, Greg Butterfield, President and CEO of Altiris, James Beer, Executive Vice President and CFO of Symantec, and Steve Erickson, Vice President and CFO of Altiris.

In a moment I will turn the call over to John who will discuss the strategic rationale of the proposed acquisition and Symantec’s view of the endpoint opportunity. Then, Greg will discuss the rationale of the acquisition from Altiris’ perspective. Greg will be followed by James who will provide a summary of transaction details, a description of how Altiris will be structured within Symantec, and our financial expectations. Steve will join us for the question and answer session.

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Today’s call is being recorded and will be available for replay on Symantec and Altiris’ investor relations websites. In addition, a copy of today’s press release and a presentation outlining the strategic merits of the acquisition are currently available on each of our websites. We encourage you to review the presentation as we deliver our prepared remarks. A copy of today’s prepared comments will be available on the investor relations websites shortly after the call is completed.

Before we begin, I would like to remind everyone that the information discussed on this call contains forward-looking statements that involve risks and uncertainty, including expectations regarding the closing of the acquisition and the potential benefits of the combination of Symantec and Altiris. Such risk factors include, among others, satisfaction of closing conditions to the transaction, our ability to successfully integrate the merged businesses and technologies, and customer demand for the technologies and integrated product offerings.

These statements are based on current expectations and actual results may differ materially from those set forth. Additional information concerning factors that may cause actual results to differ can be found in the Symantec’s and Altiris’ respective filings with the U.S. Securities and Exchange Commission.

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Lastly, the subject matter discussed on this conference call will be addressed in a proxy statement to be filed by Altiris with the SEC, which may be obtained, without charge, at the SEC’s web site following the filing. We urge you to read it when it becomes available because it will contain important information.

It’s now my pleasure to introduce Symantec’s CEO John Thompson. Go ahead John.

John W. Thompson, Chairman and CEO, Symantec

Thank you and good morning. Today, we have announced that Symantec has signed a definitive agreement to acquire Altiris.

We are really excited about bringing these two companies together. It has always been my view that the most secure endpoint is a well managed endpoint. Symantec and Altiris share a common passion and common vision for the endpoint computing environment – to protect and manage the tens of millions of connected desktops, laptops, mobile devices and servers that create the fabric of today’s global IT infrastructure. I believe this shared vision is evident in our respective product expertise, our highly synergistic distribution strategies, and our pursuit of common technologies that I believe will shape endpoint security and the endpoint systems management market in the coming years.

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What I find most exciting about this transaction is that it immediately leverages our respective core competitive advantages – Symantec’s extensive expertise in endpoint security, compliance and backup and Altiris’ expertise in endpoint management and remediation. Combined, our solutions will create what we believe will be the most comprehensive endpoint suite available. We will have the opportunity to provide customers with products and solutions from the moment a new machine or device is attached to a network until final migration and retirement – all the while ensuring the security of the endpoint and maintaining information protection and integrity.

Now, let me run you through a specific example of how we believe the technologies will interoperate:

For today’s IT professionals, managing the dynamics of endpoint infrastructure is a challenging task. Change comes in many forms, new endpoint devices, virtual systems, upgrades to operating systems, service based delivery for applications, and a variety of emerging wireless protocols.

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In many of these cases, customers put Symantec Deepsight threat management system to work immediately analyzing new vulnerabilities as they are discovered. Any exposed endpoint devices would be quickly identified by the Altiris Configuration Management Database (CMDB) to determine the extent of a vulnerability in an environment and possible corrective measures. Symantec delivers updated threat signatures that protect against an immediate attack. In the case of an infected endpoint, Symantec’s security products repair the damage by disinfecting or quarantining the system. Furthermore, we will now be able to complete the remediation process using Altiris’ technologies to deploy the necessary patch. Moreover, once the assets are repaired and protected, the Altiris CMDB is updated and compliance status is recalibrated using the Symantec compliance solutions. This creates a true closed loop system for managing the endpoint environment.

The complementary fit between Symantec and Altiris doesn’t stop with our technology. We also share similar go-to-market models through our VAR, systems integrator, and OEM partners. We believe this combination will strengthen our position in the SME market. Our respective partnerships with Dell and HP, for example, are highly complementary. In addition, both Symantec and Altiris are already working closely with Intel on its vPro initiatives to build the next generation of secure and manageable PCs.

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And now, I’d like to ask Greg to provide his perspective on this endpoint opportunity and how Altiris is positioned for the future.

Greg Butterfield, President and CEO, Altiris

Thank you, John, and good morning. This is an exciting day for everyone at Altiris. We are pleased to join a respected industry partner and look forward to building on our respective strengths to compete in the future.

As John mentioned, there are tremendous synergies between the capabilities of our product sets, between our customers and partners, and our relentless focus on the endpoint that will make us a stronger entity in the long term.

I’d like to take a moment to talk about how we view the market opportunity and share our perspectives on where the endpoint market is headed. From our beginnings, Altiris saw a significant gap between legacy mainframe and client/server products developed for the data center, and tools available to manage highly distributed endpoint environments. Today, Altiris helps more than 20,000

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companies of all sizes manage desktops, laptops, servers and handheld devices within their IT infrastructures using a unified management architecture. Our modular, integrated solutions help IT managers deploy, migrate and restore software settings … identify, track and analyze their hardware and software assets … and facilitate problem resolution while reducing the overall cost to secure and manage IT resources.

Our Client Management Suite has been highly successful in the marketplace and we continue to innovate and anticipate market trends. For example, our Software Virtualization Solution, or SVS, is pioneering technology for desktop application management that “virtualizes” applications for easy deployment and streamlined operations, reduced support costs, and improved security. Separately, our architecture is able to manage the exploding number of virtual operating system environments in both the endpoint and in the data center.

Another key trend is the growth of mobile devices. Altiris Client Management Suite supports today’s increasingly heterogeneous mobile workforce – including desktops, notebooks, thin clients, handhelds, industry-standard servers, and heterogeneous software including Windows, Linux and UNIX.

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Last, the growing acceptance of service oriented architectures is changing how businesses use and manage their endpoints, as well as enabling new delivery models for endpoint management and control. With the success of our Software Development Platform, Altiris has gained significant recognition as an open standard-based, “service-ready” platform enabling customers to rapidly develop and integrate their unique solutions and/or third party applications with the Altiris architecture.

Driven by customer demand, the convergence of security and IT operations is a reality in today’s IT market. The combination of Altiris’ leadership and innovation in service-oriented management solutions and Symantec’s expertise in endpoint security, compliance and backup positions us to offer total package suites that address this market trend.

In the future, we believe the similar visions and philosophies that we share with Symantec will allow us to capitalize on these and other upcoming technology trends in the endpoint market.

Regarding our fourth quarter, as our press release stated this morning, we expect our fourth quarter revenue and non-GAAP EPS results to be at the upper end of our

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previously stated guidance. We were pleased with the progress we made in the fourth quarter of 2006, and we look forward to providing you with the details when we release earnings on February 5th.

With that, let me hand the call over to James.

James Beer, Executive Vice President and CFO, Symantec

Thank you Greg. I will walk through a brief summary of the transaction details and a description of how Altiris will be structured within Symantec, as well as an update on the expected impact this transaction will have on our financial results.

The acquisition will be an all-cash transaction paid from Symantec’s existing liquidity sources and will be accounted for under purchase accounting rules. The acquisition will be subject to regulatory, as well as Altiris stockholder approvals. The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur in the second calendar quarter of 2007. Under the terms of the agreement, Altiris stockholders will receive $33 per share in cash, which represents an enterprise value of roughly $830 million, net of Altiris’ approximately $200 million cash balance.

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From an operating perspective, once the acquisition is finalized, Altiris will operate as a new business unit within Symantec. Greg Butterfield will continue to lead the team reporting directly to John. This should minimize any disruption to the market momentum Altiris has established.

We have identified back-office cost savings such as public company expense, facilities consolidation and the termination of royalty payments which should generate cost savings opportunities for the combined entity that will allow this transaction to be accretive to our FY08 operating plan. We note that Altiris’ research and development organization, and sales and marketing teams will largely remain intact. We expect little disruption to Symantec’s channel and direct sales organization.

Now, I would like to hand the call back to Helyn to open the call for Q&A.

Helyn Corcos, VP Investor Relations, Symantec

Thanks. Operator will you please begin polling for questions? While the operator is polling for questions, I’d like to remind everyone that today’s press release and a copy and a supplemental presentation are available on each of our investor relations websites. In addition, a copy of our prepared remarks will be available shortly after the call is completed.

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Operator, we are ready for the first question.

Additional Information

Altiris intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate website at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.

Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Altiris’ directors and executive officers is set forth in Altiris’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 26, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Altiris’ Investor Relations page on its corporate website at www.altiris.com.

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